UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Of Earliest Event Reported): August 12, 2015

Entia Biosciences, Inc.
 (Exact name of registrant as specified in charter)

Commission File Number:  000-52864

Nevada	26-0561199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13565 SW Tualatin-Sherwood Road. #800 Sherwood, Oregon	97140
(Address of principal executive offices)	(Zip Code)

(503) 334-3575
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement

Please see the disclosure in Item 5.02 below concerning the Employment Agreement between Entia Biosciences, Inc. and Carl Johnson.

Item 5.02             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 12, 2015, Marvin S. Hausman, M.D. resigned his position as President and Chief Executive Officer.  Dr. Hausman remains the Acting Chief Financial Officer and Chairman of the board of directors.  The board of directors of Entia Biosciences, Inc. also appointed Marvin S. Hausman, M.D. as the Chief Scientific and Technology Officer.

On August 12, 2015, the board of directors of Entia Biosciences, Inc. appointed Carl Johnson to the position of President and Chief Executive Officer and as a member of board of directors of Entia Biosciences, Inc.

Mr. Johnson, aged 66, has more than 40 years experience in managing the introduction and marketing of new health-related products as well as executive leadership roles.  He served as President, CEO and member of the board of directors of Matrixx Initiatives, Inc. from 2001 until 2008.  Mr. Johnson helped lead Matrixx Initiatives, Inc. and its Zicam® brand of cough and cold products from $10 million to over $100 million in revenue. He presently serves as a member of the Board of Directors of Prestige Brands Holdings, Inc. (NYSE-PBH).  He also served as a member of the board of directors of Matrixx Initiatives from February 2011 to February 2014 and as Interim CEO for 9 months in 2011 when the business was acquired by HIG Capital.  Previously from 1993 to 2001, Mr. Johnson was Vice President of Commercial Development with Perrigo Company where he was responsible for the procurement of new products, technologies and contract manufacturing services with an emphasis on Abbreviated New Drug Applications (ANDA) products.  From the 1972 through 1989, Mr. Johnson worked at Johnson & Johnson (NYSE-JNJ) where he held a number of high-level marketing and sales positions in JNJ’s Baby Product’s Company.  He also served as Vice President of Sales & Marketing for the introduction of Acuvue® disposable contact lens products.

On August 12, 2015, Entia Biosciences, Inc. entered into an Employment Agreemnent with Carl Johnson, the new President and Chief Executive Officer of Entia.  The Agreement has an initial term beginning on August 12 and ending December 31, 2016.  The Agreement will be automatically renewed on January 1 of each year after the initial term unless the agreement is terminated at least 30 days prior January 1.  Johnson will perform his duites under the Agreement from Scottsdale, Arizona.  Under the Agreement, effective upon the close, or any part thereof, of the current efforts to raise capital, Johnson’s initial base salary shall be $150,000 per year, subject to an annual inflation adjustment.  Johnson is eligible for an annual bonus of between 90% and 150% of the base salary, at the discretion of the board of directors based on certain milestones.  Johnson shall be granted 300,000 restricted shares under the stock option plan within 30 days of the signing of the Employment Agreement.  Johnson shall be eligible for an equity bonus in restricted shares or stock options equal in value to between 90% and 150% of the base salary at the discretion of the board of directors after each full calendar year of service.  Johnson is entitled to 4 weeks paid vacation each year, plus customary holidays, and is entitled insurance benefit plans offered by Entia.  Johnson would be entitled to compensation after termination for disability, death, termination without cause, and termination without cause after change of control, and termination by Johnson for cause, after he has been employed for 90 days.  Johnson is not entitled to compensation after being terminated for cause.

Item 9.01.            Exhibits.  Financial Statements and Exhibits

(c)	Exhibits
10.1 Employment Agreement between Entia Biosciences, Inc. and Carl Johnson dated August 12, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTIA BIOSCIENCES, INC. (Registrant)

Date: August 13, 2015	By:	/s/ Carl Johnson
Carl Johnson President and CEO